Exhibit 99.1

FOR IMMEDIATE RELEASE

AMYLIN PHARMACEUTICALS REPORTS 2006 FINANCIAL RESULTS

Over $500 million in total revenue reported in 2006

San Diego, CA — January 30, 2007 — Amylin Pharmaceuticals, Inc. (Nasdaq: AMLN) today reported financial results for the quarter and year ended December 31, 2006.  The Company reported total revenue of $163.4 million for the quarter ended December 31, 2006, which includes net product sales of $150.6 million.  Net loss was $58.4 million ($0.45 per share) for the quarter ended December 31, 2006, which includes $13.9 million ($0.11per share) of stock-based compensation expense.  The Company reported total revenue of $510.9 million for the year ended December 31, 2006, which includes net product sales of $474.0 million.  Net loss for the year ended December 31, 2006 was $218.9 million ($1.78 per share) which includes $51.8 million ($0.42 per share) of stock-based compensation expense.  At December 31, 2006, the Company held cash, cash equivalents and short-term investments of approximately $767 million.

“In our first full commercial year we exceeded $500 million in total revenues,” said Ginger L. Graham, CEO of Amylin Pharmaceuticals.  “The acceptance in the diabetes community for our two first-in-class medicines, BYETTA and SYMLIN, continues to grow and our research pipeline shows great promise in diabetes and obesity.  During 2006 we laid the foundation for a sustainable enterprise contributing important new medicines to patients who need them and we have an organization capable of leading our future growth.”

Quarter ended December 31, 2006

Net product sales of $150.6 million for the quarter include sales of $137.0 million for BYETTA® (exenatide) injection and $13.6 million for SYMLIN® (pramlintide acetate) injection.  This compares to net product sales of $56.2 million, consisting of $49.7 million for BYETTA and $6.5 million for SYMLIN for the same period in 2005.  Cost of goods sold was $11.1 million for the quarter ended December 31, 2006, compared to $9.0 million for the same period in 2005.

Revenue under collaborative agreements was $12.8 million for the quarter ended December 31, 2006, compared to $7.4 million for the same period in 2005 and consists primarily of cost-sharing payments from Eli Lilly and Company to equalize BYETTA and exenatide LAR development expenses.

Selling, general and administrative expenses increased to $89.6 million for the quarter ended December 31, 2006, compared to $57.1 million for the same period in 2005.  This primarily reflects increased sales and marketing efforts, including the recent expansion of the Company’s field force, increased product sampling for BYETTA, increased medical education activities, and allocation of stock-based compensation expense of $8.0 million.

Research and development expenses increased to $66.2 million for the quarter ended December 31, 2006, compared to $45.3 million for 2005.  The increase reflects costs associated with the development of exenatide LAR (a once-weekly version of BYETTA), investment in the Company’s early-stage obesity programs, and allocation of $5.9 million of stock-based compensation expense.

Collaborative profit sharing, which represents Lilly’s share of the gross margin for BYETTA, was $63.8 million for the quarter ended December 31, 2006, compared to $21.3 million for the same period in 2005.

Net loss was $58.4 million ($0.45 per share) for the quarter ended December 31, 2006, compared to a net loss of $67.2 million ($0.61 per share) for the same period in 2005.

Fourth quarter highlights

Highlights of Amylin’s fourth quarter activities include:

•                  Completed expansion of field force to 550 people.

•                  BYETTA approved as an add-on therapy to improve blood sugar control in people with type 2 diabetes who have not achieved adequate control on a thiazolidinedione, or TZD.  Approximately 3 million people in the US with type 2 diabetes use TZDs.

•                  BYETTA granted marketing authorization in the European Union as add-on therapy to improve blood sugar control in patients with type 2 diabetes who have not achieved adequate glycemic control using metformin and/or sulfonylurea.  Lilly plans to launch BYETTA in Europe in 2007.

•                  Initiated a multi-study approach to combining neurohormones as therapy for obesity with four ongoing clinical trials.

Year ended December 31, 2006

Total revenue for the year ended December 31, 2006 was $510.9 million.  This includes net product sales of $474.0 million, consisting of $430.2 million for BYETTA and $43.8 million for SYMLIN.  This compares to total revenue of $140.5 million for the same period in 2005, including net product sales of $86.7 million consisting of $75.2 million for BYETTA and $11.5 million for SYMLIN.  Cost of goods sold was $50.1 million for the year ended December 31, 2006 compared to $14.8 million for the same period in 2005.

Revenues under collaborative agreements were $36.8 million for the year ended December 31, 2006, compared to $53.8 million for the same period in 2005.

Selling, general and administrative expenses increased to $282.0 million for the year ended December 31, 2006, compared to $171.5 million for the same period in 2005. The increase reflects the expansion of the Company’s commercial and support infrastructure related to the commercialization of BYETTA and SYMLIN and allocation of $29.0 million of stock-based compensation expense.

Research and development expenses increased to $222.1 million for the year ended December 31, 2006, compared to $132.1 million for the same period in 2005.  The increase reflects costs associated with the development of exenatide LAR, the acquisition of leptin, investment in the Company’s obesity development programs, and allocation of $22.9 million of stock-based compensation expense.

Collaborative profit sharing, which represents Lilly’s 50% share of BYETTA gross margin, was $194.2 million for the year ended December 31, 2006 compared to $31.4 million for the same period in 2005.

Net loss for the year ended December 31, 2006 was $218.9 million ($1.78 per share) compared to $206.8 million ($1.96 per share) for the same period in 2005.

Conference Call

Amylin will webcast its Quarterly Update Conference Call today at 5:00 p.m. ET/2:00 p.m PT.  The call will be webcast live through Amylin’s corporate website, and a recording will be made available following the close of the call.

Ginger L. Graham, Amylin’s Chief Executive Officer will lead the call.  During the call, the Company plans to provide supporting details underlying its fourth quarter and 2006 financial results, and information regarding key trends and guidance for 2007 operations.  For those without access to the Internet, the live call may be accessed by phone by calling (866) 362-4820 (domestic) or (617) 597-5345 (international), passcode 66497284.  A replay of the call will also be available by phone for 24 hours beginning approximately one hour after the close of the call and can be accessed at (888) 286-8010 (domestic) or (617) 801-6888 (international), passcode 65801712.

About Amylin

Amylin Pharmaceuticals is a biopharmaceutical company committed to improving lives through the discovery, development and commercialization of innovative medicines. Amylin has developed and gained approval for two first-in-class medicines for diabetes, SYMLIN(R) (pramlintide acetate) injection and BYETTA(R) (exenatide) injection. Amylin’s research and development activities leverage the company’s expertise in metabolism to develop potential therapies to treat diabetes and obesity.  Amylin is located in San Diego, California with over 1,500 employees nationwide. Further information on Amylin Pharmaceuticals is available at www.amylin.com.

This press release contains forward-looking statements about Amylin, which involve risks and uncertainties.  The Company’s actual results could differ materially from those discussed herein due to a number of risks and uncertainties, including risks that BYETTA or SYMLIN may be affected by competition, unexpected new data, technical issues, or manufacturing and supply issues; risks that our financial results may fluctuate significantly from period to period and may not meet market expectations; risks that our clinical trials will not be completed when planned or may not replicate previous results; risks that the FDA may not approve the Company’s sNDAs or product candidates; and other risks inherent in the drug development and commercialization process.  Commercial and government reimbursement and pricing decisions and the pace of market acceptance may also affect the potential for BYETTA or SYMLIN.  These and additional risks and uncertainties are described more fully in the Company’s recently filed Form 10-Q.  Amylin disclaims any obligation to update these forward-looking statements.

(financial information to follow)

AMYLIN PHARMACEUTICALS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Quarter ended December 31,		Year ended December 31,
	2006	2005	2006	2005
Revenues:
Net product sales	$150,581	$56,189	$474,038	$86,713
Revenues under collaborative agreements	12,782	7,351	36,837	53,761
Total revenues	163,363	63,540	510,875	140,474

Costs and expenses:
Cost of goods sold	11,136	9,002	50,073	14,784
Selling, general and administrative	89,562	57,072	281,950	171,520
Research and development	66,167	45,251	222,053	132,128
Collaborative profit-sharing	63,809	21,341	194,191	31,359
Total costs and expenses	230,674	132,666	748,267	349,791

Operating loss	(67,311)	(69,126)	(237,392)	(209,317)

Make-whole payment on debt redemption	—	—	(7,875)	—
Interest income, net	8,890	1,967	26,411	2,485

Net loss	$(58,421)	$(67,159)	$(218,856)	$(206,832)

Net loss per share — basic and diluted	$(0.45)	$(0.61)	$(1.78)	$(1.96)

Shares used in computing net loss per share — basic and diluted	130,312	110,262	122,647	105,532

AMYLIN PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	December 31,
	2006	2005
Assets
Cash, cash equivalents and short-term investments	$767,331	$443,423
Accounts receivable, net	58,089	25,700
Inventories, net	59,299	26,750
Other current assets	22,098	17,847
Property and equipment, net	146,779	42,050
Other assets	6,790	11,192
Total assets	$1,060,386	$566,962

Liabilities and stockholders’ equity
Current liabilities	$203,887	$98,586
Other liabilities, net of current portion	21,208	24,112
Convertible senior notes	200,000	375,000
Stockholders’ equity	635,291	69,264
Total liabilities and stockholders’ equity	$1,060,386	$566,962

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CONTACT:

Mark G. Foletta

Senior Vice President, Finance and
Chief Financial Officer

(858) 552-2200

www.amylin.com